Exhibit 99.1

News Release
Contact: Investor Relations (281) 776-7575 ir@tailoredbrands.com Julie MacMedan, VP, Investor Relations Tailored Brands, Inc.

For Immediate Release

TAILORED BRANDS, INC. REPORTS

FISCAL 2019 FIRST QUARTER RESULTS

•                  Q1 2019 GAAP diluted EPS of $0.14 and adjusted diluted EPS(1) of $0.21

•                  Company expects Q2 2019 adjusted diluted EPS(1) of $0.65 to $0.70

FREMONT, CA – June 12, 2019 – Tailored Brands, Inc. (NYSE: TLRD) today announced consolidated financial results for the fiscal first quarter ended May 4, 2019.

For the first quarter ended May 4, 2019, the Company reported GAAP diluted earnings per share of $0.14 and adjusted diluted earnings per share(1) of $0.21, compared to GAAP diluted earnings per share of $0.27 and adjusted diluted earnings per share(1) of $0.50 last year.

First quarter 2019 results include $4.4 million of charges related to our multi-year cost savings and operational excellence programs consisting of $3.1 million in consulting costs, $1.1 million in severance costs and $0.2 million in lease termination costs.

Tailored Brands President and CEO Dinesh Lathi said, “I am pleased to report that we delivered first quarter adjusted EPS that exceeded our guidance, with Jos. A. Bank and Moores comparable sales ahead of expectations.

“While we are on a journey to evolve our business to more fully meet our customers’ needs and wants, we made good progress in the first quarter against our strategic initiatives.  Our custom business posted another strong quarter as we continued to respond to our customers’ demand for personalized products and services that help them look their best in the moments that matter.  Our e-commerce team executed a robust portfolio of user experience and personalization tests, several of which have been pushed into production to increase conversion and average order values.  Finally, as we seek an optimized creative mix between promotional and storytelling advertising and an enhanced channel mix between broadcast and digital, we launched new brand campaigns for both Men’s Wearhouse and Jos. A. Bank that are being leveraged across channels.”

(1)          In the first quarter of fiscal 2019, adjusted items consist of costs related to our multi-year cost savings and operational excellence programs including consulting, severance and lease termination costs.  In the first quarter of fiscal 2018, adjusted items consist of a loss on extinguishment of debt related to the refinancing of our term loan and a loss upon the divestiture of the MW Cleaners business.  See Use of Non-GAAP Financial Measures for additional information on items excluded from adjusted EPS.

First Quarter Fiscal 2019 Results

Net Sales Summary(1)

	Net Sales (U.S. dollars, in millions)	% Total Sales Change	Comparable Sales Change(2)

Retail	$724.7	(4.0%)	(3.2%)
Men’s Wearhouse	$427.8	(4.5%)	(4.5%)
Jos. A. Bank	$166.9	(1.3%)	(0.7%)
K&G	$87.7	(1.8%)	(0.5%)
Moores(3)	$42.3	(8.3%)	(4.6%)
Corporate Apparel	$56.7	(10.1%)

Total Company(4)	$781.4	(4.5%)

(1)                Amounts may not sum due to rounded numbers.

(2)                Comparable sales is defined as net sales from stores open at least 12 months at period end and includes e-commerce sales.

(3)                The Moores comparable sales change is based on the Canadian dollar.

(4)                On March 3, 2018, the Company sold its MW Cleaners business.

Net Sales

Total net sales decreased 4.5% to $781.4 million. Retail net sales decreased 4.0% primarily due to the decrease in retail segment comparable sales of 3.2%.  Corporate apparel net sales decreased 10.1%, or $6.4 million, primarily due to lower replenishment demand in the U.S. as well as the impact of a weaker British pound this year compared to last year.

Comparable Sales

Men’s Wearhouse comparable sales decreased 4.5%. Comparable sales for clothing decreased primarily due to lower transactions and units per transaction, partially offset by an increase in average unit retail. Comparable rental services revenue decreased 6.0%, primarily reflecting the Easter shift and continuing trend to purchase suits for special occasions.

Jos. A. Bank comparable sales decreased 0.7% primarily from a decrease in both units per transaction and transactions partially offset by an increase in average unit retail.

K&G comparable sales decreased 0.5% primarily due to a decrease in transactions and units per transaction partially offset by an increase in average unit retail.

Moores comparable sales decreased 4.6% primarily due to a decrease in transactions and units per transaction partially offset by an increase in average unit retail.

Gross Margin

On a GAAP basis, consolidated gross margin was $320.6 million, a decrease of $24.7 million, primarily due to the decrease in net sales.  As a percent of sales, consolidated gross margin decreased 120 basis points to 41.0%.  On an adjusted basis, consolidated gross margin decreased 120 basis points to 41.1% primarily due to deleveraging of occupancy costs and the greater mix of clothing product sales versus rental services revenue.

On a GAAP basis, retail gross margin was $305.4 million, a decrease of $23.3 million.  As a percent of sales, retail gross margin decreased 140 basis points to 42.1%.  On an adjusted basis, retail gross margin decreased $23.1 million and the retail gross margin rate decreased 140 basis points to 42.2%, primarily due to deleveraging of occupancy costs and the greater mix of clothing product sales versus rental services revenue due to the Easter shift.

Advertising Expense

Advertising expense increased $3.8 million to $45.0 million primarily reflecting the launch of new brand campaigns for Men’s Wearhouse and Jos. A. Bank, and more expensive local instead of more economical national broadcast media to support planned tests.  As a percent of sales, advertising expense increased 70 basis points to 5.8%.

Selling, General and Administrative Expenses (“SG&A”)

On a GAAP basis, SG&A decreased $5.9 million to $245.2 million and increased 70 basis points as a percent of sales.  On an adjusted basis, SG&A decreased $6.4 million to $241.0 million primarily due to lower share-based compensation, travel and entertainment and employee-related benefit costs, but increased 60 basis points as a percent of sales to 30.8% primarily due to deleveraging from lower sales.

Operating Income

On a GAAP basis, operating income was $30.3 million compared to $52.9 million last year and operating margin decreased 260 basis points.  On an adjusted basis, operating income was $34.7 million compared to $56.5 million last year.  As a percent of sales, adjusted operating margin decreased 250 basis points to 4.4%.

Net Interest Expense and Net Loss on Extinguishment of Debt

Net interest expense was $18.6 million compared to $21.9 million last year.  The decrease in interest expense was due to reducing our outstanding debt.

On a GAAP basis, there was no net loss on extinguishment of debt this year compared to a $12.7 million loss on extinguishment of debt last year.  Last year’s net loss on extinguishment of debt includes $11.9 million related to the write-off of deferred financing costs and original issue discount resulting from the Company’s refinancing of its Term Loan.  On an adjusted basis, there was no net loss on extinguishment of debt this year compared to a net loss on extinguishment of debt of $0.9 million last year.

Effective Tax Rate

On a GAAP basis, the effective tax rate was 39.1% compared to 24.0% last year.  On an adjusted basis, the effective tax rate was 33.7% compared to 25.0% last year.  The increase in the adjusted effective tax rate was due to an increase in tax expense related to the accounting for employee share-based awards.

Net Earnings and EPS

On a GAAP basis, net earnings were $7.1 million compared to net earnings of $13.9 million last year.  Diluted EPS was $0.14 compared to diluted EPS of $0.27 last year.

On an adjusted basis, net earnings were $10.7 million compared to net earnings of $25.3 million last year.  Adjusted diluted EPS was $0.21 compared to adjusted diluted EPS of $0.50 last year.

Balance Sheet Highlights

Cash and cash equivalents at the end of the first quarter of 2019 were $29.7 million, a decrease of $63.4 million compared to the end of the first quarter of 2018 primarily resulting from the decrease in comparable sales as well as the impact the Easter shift.  At the end of the first quarter of 2019, there were $48.5 million of borrowings outstanding on our revolving credit facility.  Total liquidity at the end of the first quarter was $454.7 million, comprised of availability on our revolving credit facility and cash and cash equivalents.

Inventories increased $30.7 million, or 3.6%, to $874.4 million at the end of the first quarter of 2019 compared to the end of the first quarter of 2018.  The increase was primarily driven by an increase in receipts as we anniversary limited shipping container availability in last year’s first quarter as well as higher inventories at Men’s Wearhouse reflecting the decrease in comparable sales.

Total debt at the end of the first quarter of 2019 was approximately $1.2 billion, down $126.3 million compared to the end of the first quarter of 2018.  During the first quarter, the Company made a total of $4.9 million in payments on its term loan, consisting of its scheduled $2.3 million payment and a $2.6 million excess cash flow payment.

During the first quarter of 2019, the Company adopted new lease accounting guidance using the optional transition method. Under this method, the Company applied the new standard as of February 3, 2019 with no adjustments to the comparative period presented. At May 4, 2019, the operating lease right-of-use assets totaled $956.0 million, and the current portion and long-term operating lease liabilities totaled $183.0 million and $804.9 million, respectively.  The adoption of the lease accounting guidance did not have a material impact on our condensed consolidated statements of income or cash flows for the first quarter of 2019.

Cash flow from operating activities for the first quarter of 2019 was $11.8 million compared to $120.2 million last year and was largely expected due to the impact of the Easter shift.  The decrease was driven by lower net earnings, the increase in inventories described above and changes in accounts payable and accrued liabilities primarily due to timing.

Capital expenditures for the first quarter of 2019 were $21.7 million compared to $11.0 million last year.

Q2 FISCAL 2019 OUTLOOK

Given that we are in the early stages of executing our strategic initiatives and evaluating our cost savings opportunities, our plan is to continue to provide quarterly guidance for the remainder of this fiscal year.  The Company’s outlook for the second quarter of fiscal 2019 is as follows:

•                 Earnings per Share: The Company expects to achieve adjusted diluted EPS in the range of $0.65 to $0.70.

•                 Comparable Sales: The Company expects comparable sales for:

o                Men’s Wearhouse to be down 3% to 5%

o                Jos. A. Bank to be down 2% to 4%

o                Moores to be down 2% to 4%

o                K&G to be down 2% to flat.

•                 Corporate Apparel Sales: The Company expects corporate apparel net sales to be down 4% to 6%.

•                 Effective Tax Rate: The Company expects an effective tax rate of approximately 23%.

•                 Real Estate: The Company expects net closures of seven stores, primarily at Jos. A. Bank.

STORE INFORMATION

	May 4, 2019		May 5, 2018		February 2, 2019
	Number of Stores	Sq. Ft. (000’s)	Number of Stores	Sq. Ft. (000’s)	Number of Stores	Sq. Ft. (000’s)

Men’s Wearhouse (a)	720	4,037.1	720	4,040.8	720	4,035.5

Jos. A. Bank (b)	482	2,271.2	491	2,309.9	484	2,280.2

Men’s Wearhouse and Tux	46	68.8	50	74.5	46	68.8

Moores	126	787.4	126	787.5	126	787.4

K&G (c)	88	2,028.4	89	2,043.5	88	2,028.4

Total	1,462	9,192.9	1,476	9,256.2	1,464	9,200.3

(a)  Includes one Joseph Abboud store.

(b)  Excludes 14 franchise stores.

(c)  84, 85, and 84 stores offering women’s apparel at the end of each period, respectively.

Conference Call and Webcast Information

At 5:00 p.m. Eastern time on Wednesday, June 12, 2019, management will host a conference call and webcast to discuss fiscal 2019 first quarter results.  To access the conference call, please dial 201-689-8029.  To access the live webcast, visit the Investor Relations section of the Company’s website at http://ir.tailoredbrands.com.  A webcast archive will be available free on the website for approximately 90 days.

About Tailored Brands, Inc.

As the leading specialty retailer of men’s tailored clothing and largest men’s formalwear provider in the U.S. and Canada, Tailored Brands helps men love the way they look for work and special occasions.  We serve our customers through an expansive omni-channel network that includes over 1,400 locations in the U.S. and Canada as well as our branded e-commerce websites.  Our brands include Men’s Wearhouse, Jos. A. Bank, Joseph Abboud, Moores Clothing for Men and K&G.  We also operate an international corporate apparel and workwear group consisting of Dimensions, Alexandra and Yaffy in the United Kingdom and Twin Hill in the United States.

For additional information on Tailored Brands, please visit the Company’s websites at www.tailoredbrands.com, www.menswearhouse.com, www.josbank.com,  www.josephabboud.com, www.mooresclothing.com, www.kgstores.com, www.dimensions.co.uk, www.alexandra.co.uk. and www.twinhill.com.

This press release contains forward-looking information, including the Company’s statements regarding its Q2 2019 outlook for adjusted earnings per share, comparable sales, corporate apparel sales, effective tax rate and store closures. In addition, words such as “expects,” “anticipates,” “envisions,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “guidance,” “may,” “projections,” and “business outlook,” variations of such words and similar expressions are intended to identify such forward-looking statements.  The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any forward-looking statements that we make herein are not guarantees of future performance and actual results may differ materially from those in such forward-looking statements as a result of various factors.  Factors that might cause or contribute to such differences include, but are not limited to:  actions or inactions by governmental entities; domestic and international macro-economic conditions; inflation or deflation; the loss of, or changes in, key personnel; success, or lack thereof, in formulating or executing our internal strategies and operating plans including new store and new market expansion plans; cost reduction initiatives and revenue enhancement strategies; changes in demand for clothing or rental product; market trends in the retail business; customer confidence and spending patterns; changes in traffic trends in our stores; customer acceptance of our merchandise strategies, including custom clothing; performance issues with key suppliers; disruptions in our supply chain; severe weather; foreign currency fluctuations; government export and import policies, including the enactment of duties or tariffs; advertising or marketing activities of competitors; the impact of cybersecurity threats or data breaches; legal proceedings and the impact of climate change.

Forward-looking statements are intended to convey the Company’s expectations about the future, and speak only as of the date they are made.  We undertake no obligation to publicly update or revise any forward-looking statements that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by applicable law.  However, any further disclosures made on related subjects in our subsequent reports on Forms 10-K, 10-Q and 8-K should be consulted. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995, and all written or oral forward-looking statements that are made by or attributable to us are expressly qualified in their entirety by the cautionary statements contained or referenced in this section.

(Tables Follow)

TAILORED BRANDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

For the Three Months Ended May 4, 2019 and May 5, 2018

(In thousands, except per share data)

	Three Months Ended
		% of		% of
	2019	Sales	2018	Sales

Net sales:
Retail clothing product	$594,779	76.1%	$613,644	75.0%
Rental services	93,740	12.0%	100,227	12.3%
Alteration and other services	36,143	4.6%	40,972	5.0%
Total retail sales	724,662	92.7%	754,843	92.3%
Corporate apparel clothing product	56,725	7.3%	63,121	7.7%
Total net sales	781,387	100.0%	817,964	100.0%

Total cost of sales	460,831	59.0%	472,740	57.8%

Gross margin (a):
Retail clothing product	326,135	54.8%	337,424	55.0%
Rental services	80,723	86.1%	85,570	85.4%
Alteration and other services	2,296	6.4%	6,794	16.6%
Occupancy costs	(103,732)	-14.3%	(101,019)	-13.4%
Total retail gross margin	305,422	42.1%	328,769	43.6%
Corporate apparel clothing product	15,134	26.7%	16,455	26.1%
Total gross margin	320,556	41.0%	345,224	42.2%

Advertising expense	45,043	5.8%	41,233	5.0%
Selling, general and administrative expenses	245,211	31.4%	251,094	30.7%

Operating income	30,302	3.9%	52,897	6.5%

Interest expense, net	(18,567)	-2.4%	(21,896)	-2.7%
Loss on extinguishment of debt, net	—	—	(12,711)	-1.6%

Earnings before income taxes	11,735	1.5%	18,290	2.2%

Provision for income taxes	4,593	0.6%	4,381	0.5%

Net earnings	$7,142	0.9%	$13,909	1.7%

Net earnings per diluted common share	$0.14		$0.27

Weighted-average diluted common shares outstanding	50,587		50,720

(a)  Gross margin percent of sales is calculated as a percentage of related sales.

TAILORED BRANDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	May 4,	May 5,
	2019	2018

ASSETS

Current assets:
Cash and cash equivalents	$ 29,749	$ 93,166
Accounts receivable, net	80,623	87,411
Inventories	874,412	843,671
Other current assets	49,904	69,937

Total current assets	1,034,688	1,094,185
Property and equipment, net	428,380	437,944
Operating lease right-of-use assets	955,970	—
Rental product, net	103,895	128,744
Goodwill	78,964	104,802
Intangible assets, net	156,614	167,320
Other assets	6,942	12,827

Total assets	$ 2,765,453	$ 1,945,822

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$ 218,492	$ 192,878
Accrued expenses and other current liabilities	316,821	350,414
Current portion of operating lease liabilities	183,011	—
Income taxes payable	15,923	1,740
Current portion of long-term debt	9,000	9,000

Total current liabilities	743,247	554,032

Long-term debt, net	1,151,196	1,277,508
Operating lease liabilities	804,895	—
Deferred taxes and other liabilities	70,161	151,503

Total liabilities	2,769,499	1,983,043

Shareholders’ deficit:
Preferred stock	—	—
Common stock	504	496
Capital in excess of par	507,039	494,849
Accumulated deficit	(470,411)	(510,441)
Accumulated other comprehensive loss	(41,178)	(22,125)

Total shareholders’ deficit	(4,046)	(37,221)

Total liabilities and shareholders’ deficit	$ 2,765,453	$ 1,945,822

TAILORED BRANDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

For the Three Months Ended May 4, 2019 and May 5, 2018

(In thousands)

	Three Months Ended
	2019	2018

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$ 7,142	$ 13,909
Non-cash adjustments to net earnings:
Depreciation and amortization	26,695	26,679
Operating lease right-of-use asset amortization	49,969	—
Rental product amortization	8,348	8,756
Asset impairment charges	184	269
Loss on extinguishment of debt, net	—	12,711
Amortization of deferred financing costs and discount on long-term debt	486	1,333
Loss on disposition of assets	—	3,618
Other	4,082	5,402
Changes in operating assets and liabilities:
Accounts receivable	(7,504)	(10,871)
Inventories	(44,900)	(11,886)
Rental product	(12,831)	(14,377)
Other assets	(269)	8,124
Accounts payable, accrued expenses and other current liabilities	30,872	82,755
Income taxes payable	(28)	(4,301)
Other liabilities	(50,452)	(1,893)
Net cash provided by operating activities	11,794	120,228

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(21,691)	(10,980)
Proceeds from divestiture of business	—	17,732
Net cash (used in) provided by investing activities	(21,691)	6,752

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on original term loan	—	(993,420)
Proceeds from new term loan	—	895,500
Payments on new term loan	(4,870)	(2,250)
Proceeds from asset-based revolving credit facility	399,500	1,500
Payments on asset-based revolving credit facility	(399,500)	(1,500)
Repurchase and retirement of senior notes	—	(18,240)
Deferred financing costs	—	(5,576)
Cash dividends paid	(9,590)	(9,618)
Proceeds from issuance of common stock	427	3,649
Tax payments related to vested deferred stock units	(940)	(5,025)
Net cash used in financing activities	(14,973)	(134,980)

Effect of exchange rate changes	(812)	(2,441)

DECREASE IN CASH AND CASH EQUIVALENTS	(25,682)	(10,441)
Balance at beginning of period	55,431	103,607
Balance at end of period	$ 29,749	$ 93,166

TAILORED BRANDS, INC.

UNAUDITED NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

Use of Non-GAAP Financial Measures

In addition to providing financial results in accordance with GAAP, we have provided adjusted information for the fiscal first quarters of 2019 and 2018.  This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s financial performance by removing the impacts of large, unusual or unique transactions that we believe are not indicative of our core business results.  For the first quarter of fiscal 2019, these items consist of costs related to our multi-year cost savings and operational excellence programs including consulting, severance and lease termination costs.  For the first quarter of fiscal 2018, these items consist of a loss on extinguishment of debt related to the refinancing of our term loan and a loss upon closing of the divestiture of our MW Cleaners business.

Management uses these adjusted results to assess the Company’s performance, to make decisions about how to allocate resources and to develop expectations for future performance.  In addition, adjusted EPS is used as a performance measure in the Company’s executive compensation program to determine the number of performance units that are ultimately earned for certain equity awards.

The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, financial information prepared in accordance with GAAP.  Management strongly encourages investors and shareholders to review the Company’s financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

A reconciliation of second quarter fiscal 2019 adjusted EPS, which is a forward-looking non-GAAP financial measure, to the most directly comparable GAAP financial measure, is not provided because the Company is unable to provide such reconciliation without unreasonable effort.  The inability to provide this reconciliation is due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which the non-GAAP adjustments may be recognized.  These GAAP measures may include the impact of items such as costs related to our multi-year cost savings and operational excellence programs and the tax effect of such items. Historically, the Company has excluded these types of items from non-GAAP financial measures.  The Company currently expects to continue to exclude these items in future disclosures of non-GAAP financial measures and may also exclude other items that may arise. The decisions and events that typically lead to the recognition of non-GAAP adjustments are inherently unpredictable as to if or when they may occur. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Reconciliations of non-GAAP information to our actual results follow and amounts may not sum due to rounded numbers.  In addition, only the line items affected by adjustments are shown in the tables.

GAAP to Non-GAAP Adjusted Consolidated Statements of Earnings Information

GAAP to Non-GAAP Adjusted - Three Months Ended May 4, 2019
Consolidated Results	GAAP Results	Multi-Year Cost Savings and Operational Excellence Programs (1)	Total Adjustments	Non-GAAP Adjusted Results

Alteration and other services gross margin	$2,296	$213	$213	$2,509

Total retail gross margin	305,422	213	213	305,635

Total gross margin	320,556	213	213	320,769

Selling, general and administrative expenses	245,211	(4,171)	(4,171)	241,040

Operating income (2)	30,302	4,384	4,384	34,686

Provision for income taxes (3)	4,593	841	841	5,434

Net earnings	7,142	3,543	3,543	10,685

Net earnings per diluted common share	$0.14		$0.07	$0.21

(1) Consists of $3.1 million in consulting costs, $1.1 million in severance costs and $0.2 million in lease termination costs.

(2) Of the $4.4 million in adjustments to operating income, $3.3 million relates to the retail segment and $1.1 million relates to shared services.

(3) The tax effect of the excluded items is computed as the difference between tax expense on a GAAP basis and tax expense on an adjusted non-GAAP basis.

GAAP to Non-GAAP Adjusted - Three Months Ended May 5, 2018
Consolidated Results	GAAP Results	Divestiture of MW Cleaners(1)	Refinancing of Term Loan (2)	Total Adjustments	Non-GAAP Adjusted Results
Selling, general and administrative expenses	$251,094	$(3,612)	$-	$(3,612)	$247,482

Operating income	52,897	3,612		3,612	56,509

Loss on extinguishment of debt(2)	(12,711)		11,858	11,858	(853)

Provision for income taxes(3)	4,381			4,053	8,434

Net earnings	13,909			11,418	25,327

Net earnings per diluted common share	$0.27			$0.23	$0.50

(1) Consists of a $3.6 million loss upon divestiture of MW Cleaners business related to the retail segment.

(2) Consists of the elimination of unamortized deferred financing costs and original issue discount related to the refinancing of the Term Loan totaling $11.9 million.

(3) The tax effect of the excluded items is computed as the difference between tax expense on a GAAP basis and tax expense on an adjusted non-GAAP basis.